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                                                                    EXHIBIT 11.1

                               SeaMED CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE

                                                         QUARTER ENDED                    SIX MONTHS ENDED
                                                          DECEMBER 31                        DECEMBER 31
                                                    -----------------------           ------------------------
                                                      1997          1996                1997            1996
                                                    ---------     ---------           ---------      ---------
Basic:
  Weighted average common shares
    and equivalents..............................   5,283,689     2,724,566           5,276,294      1,697,986
                                                    =========     =========           =========      =========

  Net income.....................................     946,648       600,283           1,853,494      1,086,867
  Less accretion of cumulative
    preferred stock dividends....................           0       (35,314)                  0       (101,077)
                                                    ---------     ---------           ---------      ---------
  Adjusted income for computation of
    basic earnings per share.....................     946,648       564,969           1,853,494        985,790
                                                    =========     =========           =========      =========

  Basic net income per share.....................       $0.18         $0.21               $0.35          $0.58
                                                    =========     =========           =========      =========

Diluted:
  Weighted average common shares
    outstanding..................................   5,283,689     2,724,175           5,276,294      1,697,986
  Weighted average of all convertible
    redeemable preferred stock outstanding.......           0     1,586,771                   0      2,260,400
  Net effect of dilutive stock options
    based on the treasury stock method
    using avg. market price......................     313,532       373,742             321,368        365,064
  Net effect of dilutive stock warrants
    based on the treasury stock method
    using avg. market price......................      28,277        20,836              28,494         18,820
                                                    ---------     ---------           ---------      ---------

  Total weighted average shares
    outstanding..................................   5,625,498     4,705,524           5,626,156      4,342,270
                                                    =========     =========           =========      =========
  Net income.....................................     946,648       600,283           1,853,494      1,086,867
                                                    =========     =========           =========      =========
  Diluted net income per share...................       $0.17         $0.13               $0.33          $0.25
                                                    =========     =========           =========      =========

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